CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement of
BlackRock Global Energy and Resources Trust on Form N-2 (Investment Company
Registration No. 811-21656) and in Pre-Effective Amendment No. 3 of the
Registration Statement (Securities Act Registration No. 333-119876) of our
report dated December 8, 2004, relating to the financial statements of BlackRock
Global Energy and Resources Trust as of December 6, 2004 and for the period from
October 20, 2004 (date of inception) to December 6, 2004 appearing in the
Statement of Additional Information, which is a part of this Registration
Statement.

We also consent to the reference to us under the heading "Experts" in such
Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 22, 2004